1LETTER TO SHAREHOLDERS Q3 2024 Shareholder Letter Third Quarter 2024 November 7, 2024

2LETTER TO SHAREHOLDERS Q3 2024 Grindr delivered an exceptional third quarter with strong growth across all financial and user metrics. Outstanding performance through the first nine months of the year is allowing us to increase revenue guidance for 2024 to 29% or greater. Our outperformance this quarter has been driven by the success of our weekly Unlimited subscription offering, along with effective merchandising and paywall optimizations. Additionally, indirect revenue exceeded expectations, fueled by increased demand from our third-party advertising partners. Our team has continued to focus on building and testing product innovations that improve the user experience, and over time, create multiple opportunities for monetization. We’ve expanded our testing of Right Now to the Washington, DC metro area and launched a new “feed” feature that allows users who are in the Right Now mode to post their intent to a group of nearby users and then chat directly with each other. We will continue expanding Right Now with more features and across more geographies, with the goal of scaling the product by the end of 2025. Given its strategic nature, during this period, our focus is on achieving a high level of user engagement. Looking ahead, we anticipate significant monetization potential, which we plan to prioritize once we have achieved our scaled engagement goals. Dear Grindr Shareholders, Q3 2024 Achieved 27% year-over- year Revenue growth and an Adjusted EBITDA margin of 45%. Net income was $25 million, representing a net income margin of 28%.

3LETTER TO SHAREHOLDERS Q3 2024 We also launched the new Interest tab, which makes inbounds a core feature by centralizing ‘Viewed Me’ and ‘Taps.’ This change has driven increased user engagement across both features and increased payer conversion. Given its success, we plan to enhance this tab further by introducing additional inbound-related features in the future.1 Roam is now live globally, allowing all our users to move their profile to a different geography prior to their arrival there. With one in four Grindr users traveling in a given week, this feature is designed to meet their needs. Alongside Explore, Roam serves our community’s travel needs, and we’re excited to continue expanding our travel offerings with more features that support our users on the go. In 2025, we expect revenue growth will be driven by features already launched as we continue to execute on effective monetization strategies. We also may realize upside in the latter half of 2025 from new products and features. Concurrently, we remain focused on enhancing user engagement as we build new products, guided by a portfolio strategy, which allows us to experiment with the understanding that some products will be more successful than others, as discussed at Investor Day. Right Now A Dedicated Space Right Off the Main Dance Floor 1. Please note that the Interest tab should not be confused with the Interest add-on discussed at Investor Day; the add-on is a separate offering planned in our product roadmap.

4LETTER TO SHAREHOLDERS Q3 2024 I am bullish about our ambitious product agenda. To enhance our ability to execute on it, in September, we brought together our Engineering, Product, and Design teams under the leadership of our Chief Product Officer, AJ Balance. This streamlines decision-making and enables faster iteration as part of an accountability culture that allows each employee to unleash their full potential in service of audacious goals. I am grateful for our team’s hard work in making this happen and to AJ, whose founder mindset and user-centric approach will drive strong execution as we work toward our goals. As part of the technical debt from Grindr’s past, the app historically had a number of bugs and stability issues well known to our users. We have been aggressively tackling these. Since 2020, we’ve made significant investments in enhancing product stability, including paying down this technical debt and transitioning to a new chat infrastructure. In September, as the latest step in this effort, we conducted a two-week “bug bash,” addressing nearly 75% of known bugs and further improving the Grindr user experience. While we’ve made progress, further architectural investments in our iOS and Android code bases will remain a priority. As we look ahead to 2025, we have a lot of momentum. We’re executing on our strategic priorities and making great improvements to the user experience. We’re well- positioned to execute on our ambitious goals and create value for users, shareholders and the community we serve. All my best, George George Arison, CEO

Grindr
Q3 2024

Q3 Business Highlights

Introducing Wingman

Grindr Wingman is an all-purpose AI assistant aimed at enhancing the user experience on the app. As part of our product portfolio, Wingman embodies our portfolio strategy as we test, iterate, and refine to drive long-term success. Early testing of the AI bot is focused on understanding the type of queries users wish to ask Wingman.

As shared in our product roadmap at Investor Day, we expect Wingman to have a longer test and iteration period compared to other products, allowing us to gather deeper insights. The insights gained will help us better understand how users interact with AI and guide our broader AI initiatives over time. Currently, three versions of Wingman are being tested by a small group of users under NDAs, with plans to expand testing to a larger group by year-end.

Enhancing User Experience

In Q3, we continued to refine the way premium features are presented and merchandised within the app. In September, we launched *Interest*, which centralizes inbound interest, making it easier for users to see and respond to engagement from other users.

Additionally, we are starting to make progress in creating areas in the product where we can offer users useful recommendations about each other or profiles that may be interesting to them, something that is new to Grindr. As part of this effort, for the first time in Grindr's history, we leveraged machine learning to display profiles in a way that goes beyond distance-based sorting, showing the most relevant profiles to users once they hit their profile limit on the app. This strategic adjustment to the grid gives users a view into a more diverse grid while driving conversion to subscription tiers in a seamless way if users wish to unlock these profiles. These updates reflect our ongoing focus on ensuring a high-quality, engaging experience for everyone on Grindr while delivering value to paid users.

Premium Features


Interest
Boost Me
Views 124
Taps 35
Marco
25 ft away
Just now
Johnny
25 mi away
1m ago
Traveling
5 mi away
2 mi away
5m ago
James
150 mi away
NEW
We've moved things around. Find your Views and Taps all on one tab.
XTRA

The Interest Tab: a centralized space where users can view inbound interest, with a fun animation for each interaction.

This feature has driven higher engagement, **increasing views of 'Viewed Me' by over 150%.**

LETTER TO SHAREHOLDERS
5

Grindr
Q3 2024

Steering our Brand

NEW SERIES
Host or Travel


HOST or
TRAVEL

In September, we premiered season 2 of *Who's the A**hole*, our award-winning podcast series, across all major platforms. This series exemplifies how we're delivering engaging and fun experiences that elevate our brand, reaching both existing and new audiences and driving positive media coverage and social engagement.

In addition, in July, we launched *Host or Travel*, an online series that guides viewers through global gayborhoods, exploring local culture, nightlife, and cuisine. This series showcases *Roam* and *Explore*, reinforcing Grindr's association with travel—a large opportunity, as one in four Grindr users is traveling in any given week. Looking forward, we're excited to continue bringing 'out of the app' experiences to life, linking back to in-app activity, as we build our brand equity by engaging with users and bringing the global gayborhood to life.

Serving the LGBTQ+ Community

Building on our mission of making a world where the lives of our global community are free, equal and just, through Grindr for Equality we strive to expand our users' access to HIV prevention, testing, and treatment. In August, we expanded our at-home HIV self-test kit distribution program, which has helped deliver hundreds of thousands of free test kits to date, to Namibia. We also welcomed our new Managing Director of Grindr for Equality, Owen Ryan, who brings extensive experience in advancing gay community health and human rights, including as the former Executive Director of the International AIDS Society.

LETTER TO SHAREHOLDERS
6

7LETTER TO SHAREHOLDERS Q3 2024 Q3 Financial & Operating Performance We delivered an outstanding third quarter, with solid performance across our financial and user metrics. Outperformance in our advertising business was driven by strengthening demand of our third-party advertising (TPA) partners. On the subscription side, our continued success in improved merchandising of premium features contributed to higher conversion rates during the quarter. Total revenue for the third quarter increased by 27% year-over-year to $89 million. Net income was $25 million in the third quarter, and Adjusted EBITDA was $40 million, representing a net income margin and Adjusted EBITDA margin of 28% and of 45%, respectively. Average Monthly Active Users (MAU) for the quarter grew 8% year-over- year with Average Paying Users reaching 1.11 million, a 15% increase year-over-year, and Average Direct Revenue per Average Paying User (ARPPU) reached $23.07, up 8% year-over-year. AVG MAUs 14.6M +8% YOY GROWTH 1.11M +15% YOY GROWTH AVG PAYING USERS ARPPU $23.07 +8% YOY GROWTH Q3 2024 Operational Highlights

8LETTER TO SHAREHOLDERS Q3 2024 Revenue Direct revenue increased by 25% year-over-year to $77 million. Growth in direct revenue was driven by the success of our weekly Unlimited subscription offerings and better merchandising and paywall optimizations resulting in higher conversion of free to paid users. Indirect revenue grew 43% year-over-year to $12 million, with both TPA and direct brand sales driving the growth. In the third quarter, TPA benefited from strengthened demand and the introduction of new advertising formats, including native ads, which we began testing in inboxes this quarter. Operating Expenses Operating expenses for Q3 2024, excluding cost of revenue, were $38 million, representing an increase of 7% versus $35 million in Q3 2023. As a percentage of revenue, operating expenses, excluding cost of revenue, were approximately 43%, an improvement of nearly 8 percentage points versus Q3 2023. Operating income in the third quarter totaled $28 million. Net Income Net income for Q3 2024 was $25 million, representing a net income margin of 28% versus the prior year’s net loss margin of 0.6%. The improvement in net income versus the prior year reflects outperformance of revenue expectations as well as a favorable impact due to the fair value of our warrant liability. Revenue ($ in millions) *The graphs presented above are for illustrative purposes and are not to scale. $70M $72M $75M $82M $89M Q3 2023 Q4 2023 Q1 2024 Q2 2024 Q3 2024

Grindr
Q3 2024

Adjusted EBITDA

Adjusted EBITDA was $40 million, or 45% of total revenue, in Q3 2024. Relative to Q3 of last year, Adjusted EBITDA grew by approximately $8 million, or 23%, as we benefited from robust revenue growth driven by the exceptional performance of our advertising business alongside continued momentum in our subscription offerings.


Adjusted EBITDA
($ in millions)
Adj. EBITDA
Adj. EBITDA margin
$33M
46%
Q3 2023
$29M
40%
Q4 2023
$32M
42%
Q1 2024
$37M
45%
Q2 2024
$40M
45%
Q3 2024
*The graphs presented above are for illustrative purposes and are not to scale.

Free Cash Flow

Net cash generated from operating activities was $29 million in Q3, up 250% year-over-year. Free cash flow for the third quarter was $28 million.

Outlook

With our exceptional performance through the first nine months of the year, we are raising our revenue guidance. We now expect revenue growth in 2024 to be 29% or greater and expect our Adjusted EBITDA margin to remain at 42% or greater.

2024 Guidance

29%+
Revenue Growth

42%+
Adjusted EBITDA Margin

LETTER TO SHAREHOLDERS
9

10LETTER TO SHAREHOLDERS Q3 2024 Conference Call Grindr will host a conference call to discuss these results at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time), November 7, 2024. The live audio webcast, along with the press release, will be accessible at https://investors.grindr.com/. A recording of the webcast will also be available on our website following the conference call. Average Paying Users 1.11M Q3 2024 Average Paying User Penetration 7.6% Average MAUs 14.6M ARPPU $23.07 Performance Metrics

11LETTER TO SHAREHOLDERS Q3 2024 Condensed Consolidated Balance Sheets (unaudited) (in thousands, except share data) Grindr Inc. and subsidiaries Condensed Consolidated Balance Sheets (unaudited) (in thousands, except share data) September 30, December 31, 2024 2023 Assets Current Assets Cash and cash equivalents ..................................................................................... $ 39,120 $ 27,606 Accounts receivable, net of allowance of $114 and $757, at September 30, 2024, and December 31, 2023, respectively ................................................... 43,984 33,906 Prepaid expenses ................................................................................................... 5,188 4,190 Deferred charges .................................................................................................... 3,773 3,635 Other current assets ............................................................................................... 605 2,413 Total current assets .................................................................................................. 92,670 71,750 Restricted cash ....................................................................................................... 605 1,392 Property and equipment, net ................................................................................. 1,652 1,576 Capitalized software development costs, net ........................................................ 8,665 7,433 Intangible assets, net ............................................................................................. 72,987 82,332 Goodwill.................................................................................................................. 275,703 275,703 Right-of-use assets ................................................................................................ 2,922 3,362 Other assets ........................................................................................................... 1,141 1,047 Total assets ................................................................................................ $ 456,345 $ 444,595 Liabilities and Stockholders’ Equity Current liabilities Accounts payable ................................................................................................... $ 2,082 $ 3,526 Accrued expenses and other current liabilities ..................................................... 26,371 22,934 Current maturities of long-term debt, net .............................................................. 15,000 15,000 Deferred revenue ................................................................................................... 19,895 19,181 Total current liabilities.............................................................................................. 63,348 60,641 Long-term debt, net ............................................................................................... 279,136 325,600 Warrant liability ...................................................................................................... 113,200 67,622 Lease liability .......................................................................................................... 1,030 2,241 Deferred tax liability ............................................................................................... 3,422 4,665 Other non-current liabilities ................................................................................... 9,612 2,118 Total liabilities ............................................................................................ $ 469,748 $ 462,887 Stockholders’ Deficit Preferred stock, par value $0.0001; 100,000,000 shares authorized; none issued and outstanding at September 30, 2024, and December 31, 2023, respectively ... — — Common stock, par value $0.0001; 1,000,000,000 shares authorized; 177,085,154 and 175,377,711 shares issued at September 30, 2024, and December 31, 2023, respectively; 176,188,289 and 175,020,471 outstanding at September 30, 2024, and December 31, 2023, respectively ............................... 18 18 Treasury Stock ........................................................................................................ (7,776) (2,154) Additional paid-in capital ....................................................................................... 62,315 44,655 Accumulated deficit ............................................................................................... (67,960) (60,811) Total stockholders’ deficit ........................................................................... $ (13,403) $ (18,292) Total liabilities and stockholders’ deficit ...................................................... $ 456,345 $ 444,595

Grindr Q3 2024

Consolidated Statements of Operations and Comprehensive (Loss) Income (unaudited) (in thousands, except per share and share data)

	Three Months Ended September 30, 2024	Three Months Ended September 30, 2023	Nine Months Ended September 30, 2024	Nine Months Ended September 30, 2023
Revenue	$ 89,325	$ 70,258	$ 247,015	$ 187,605
Operating costs and expenses				
Cost of revenue (exclusive of depreciation and amortization shown separately below)	22,915	18,243	63,534	49,168
Selling, general and administrative expense	24,976	16,420	76,387	52,523
Product development expense	8,806	13,270	22,301	24,976
Depreciation and amortization	4,241	5,753	12,595	21,845
Total operating expenses	60,938	53,686	174,817	148,512
Income from operations	28,387	16,572	72,198	39,093
Other income (expense)				
Interest expense, net	(6,400)	(11,985)	(20,254)	(35,695)
Other income (expense), net	68	(390)	(276)	(98)
Gain (loss) in fair value of warrant liability	8,219	(3,362)	(45,579)	(11,581)
Total other income (loss), net	1,887	(15,737)	(66,109)	(47,374)
Net income (loss) before income tax	30,274	835	6,089	(8,281)
Income tax provision	5,593	1,272	13,238	2,724
Net income (loss) and comprehensive income (loss)	$ 24,681	$ (437)	$ (7,149)	$ (11,005)
Net income (loss) per share				
Basic	$ 0.14	$ —	$ (0.04)	$ (0.06)
Diluted	$ 0.09	$ —	$ (0.04)	$ (0.06)
Weighted-average shares outstanding:				
Basic	176,034,571	174,113,605	175,610,399	173,871,888
Diluted	179,961,828	174,113,605	175,610,399	173,871,888

LETTER TO SHAREHOLDERS 12

13LETTER TO SHAREHOLDERS Q3 2024 Condensed Consolidated Statements of Cash Flows (unaudited) (in thousands) Grindr Inc. and subsidiaries Condensed Consolidated Statements of Cash Flows (unaudited) Nine Months Ended September 30, 2024 2023 Operating activities Net loss and comprehensive loss ............................................................................................................. (7,149) (11,005) Adjustments to reconcile net loss to net cash provided by operating activities: ................................... Stock-based compensation ...................................................................................................................... 22,642 10,594 Loss in fair value of warrant liability ......................................................................................................... 45,579 11,581 Amortization of debt discount and issuance costs .................................................................................. 683 1,452 Interest income on promissory note from member ................................................................................. — (282) Depreciation and amortization .................................................................................................................. 12,595 21,845 Provision for expected credit losses ......................................................................................................... (642) 540 Deferred income taxes .............................................................................................................................. (1,243) (7,221) Non-cash lease expense ........................................................................................................................... 1,237 867 Changes in operating assets and liabilities: ............................................................................................. Accounts receivable .......................................................................................................................... (9,436) (10,416) Prepaid expenses and deferred charges .......................................................................................... (1,136) 1,621 Other current assets ......................................................................................................................... 1,808 538 Other assets ...................................................................................................................................... (191) (175) Accounts payable .............................................................................................................................. (1,660) (2,883) Accrued expenses and other current liabilities ............................................................................... 3,619 6,542 Deferred revenue .............................................................................................................................. 714 561 Lease liability ..................................................................................................................................... (2,008) (1,043) Other liabilities .................................................................................................................................. 12 — Net cash provided by operating activities ................................................................................ 65,424 23,116 Investing activities Purchases of property and equipment ............................................................................................. (699) (241) Additions to capitalized software ..................................................................................................... (3,388) (3,248) Net cash used in investing activities........................................................................................ (4,087) (3,489) Financing activities Proceeds from the exercise of stock options ................................................................................... 2,031 2,142 Proceeds from the exercise of warrants .......................................................................................... 1 — Principal payments on debt .............................................................................................................. (47,050) (18,703) Withholding taxes paid on stock-based compensation................................................................... (5,592) — Transaction costs paid in connection with the Business Combination ........................................... — (1,196) Proceeds from the repayment of promissory note to a member including interest ...................... — 19,353 Net cash (used in) provided by financing activities ................................................................... (50,610) 1,596 Net increase in cash, cash equivalents and restricted cash ....................................................... 10,727 21,223 Cash, cash equivalents and restricted cash, beginning of the period ......................................... 28,998 10,117 Cash, cash equivalents and restricted cash, end of the period .................................................. 39,725 31,340 Reconciliation of cash, cash equivalents and restricted cash Cash and cash equivalents ............................................................................................................... 39,120 29,948 Restricted cash .................................................................................................................................. 605 1,392 Cash, cash equivalents and restricted cash ............................................................................. 39,725 31,340 Supplemental disclosure of cash flow information: Cash interest paid ............................................................................................................................. $ 20,291 $ 34,973 Income taxes paid ............................................................................................................................. $ 9,959 $ 5,494 Supplemental disclosure of non-cash investing activities: Capitalized software development costs accrued but not paid ...................................................... $ 292 $ — Supplemental disclosure of non-cash financing activities: Repurchase of common stock for net settlement of equity awards ............................................... $ 51 $ —

Grindr Q3 2024

Adjusted EBITDA and Free Cash Flow
(in thousands)

	Three Months Ended September 30, 2024	Three Months Ended September 30, 2023	Nine Months Ended September 30, 2024	Nine Months Ended September 30, 2023
Reconciliation of net income (loss) to Adjusted EBITDA				
Net income (loss)	$ 24,681	$ (437)	$ (7,149)	$ (11,005)
Interest expense, net	6,400	11,985	20,254	35,695
Income tax provision	5,593	1,272	13,238	2,724
Depreciation and amortization	4,241	5,753	12,595	21,845
Litigation-related costs (1)	396	414	1,479	1,913
Stock-based compensation expense	7,052	3,648	22,642	10,594
Severance expense (2)	—	6,744	58	8,077
Management fees (3)	—	(97)	—	(97)
Change in fair value of warrant liability (4)	(8,219)	3,362	45,579	11,581
Other (5)	—	(43)	—	157
Adjusted EBITDA	$ 40,144	$ 32,601	$ 108,696	$ 81,484
Revenue	$ 89,325	$ 70,258	$ 247,015	$ 187,605
Net income (loss) margin	27.6%	(0.6)%	(2.9)%	(5.9)%
Adjusted EBITDA Margin	44.9 %	46.4 %	44.0 %	43.4 %
Net cash provided by operating activities	$ 29,125	$ 8,313	$ 65,424	$ 23,116
Less:				
Capitalized development software costs and purchases of property and equipment	(1,243)	(914)	(4,087)	(3,489)
Free cash flow	$ 27,882	$ 7,399	$ 61,337	$ 19,627

(1) Litigation-related costs primarily represent external legal fees associated with outstanding litigation or regulatory matters, including fees incurred in connection with the potential Norwegian Data Protection Authority fine and CWA unionization.

(2) Severance expense relates to severance incurred for employees who elected not to relocate or participate in our RTO Plan and other severance arrangements.

(3) Management fees represent administrative costs associated with San Vicente Holdings LLC's ("SVE") administrative role in managing financial relationships and providing directive on strategic and operational decisions, which ceased to continue after the Business Combination. In September 2023, certain management fees previously accrued were forgiven.

(4) Change in fair value of warrant liability relates to the Warrants that were remeasured as of September 30, 2024 and 2023.

(5) Other represents other costs that are unrelated to our core ongoing business operations.

LETTER TO SHAREHOLDERS 14

15LETTER TO SHAREHOLDERS Q3 2024 Forward Looking Statements This letter contains “forward looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995 regarding Grindr’s current views with respect to our industry, operations, and future business plans, expectations and performance. These forward-looking statements can generally be identified by the use of forward-looking terminology, such as “anticipates,” “approximately,” “believes,” “continues,” “could,” “estimates,” “expects,” “goal,” “intends,” “may,” “outlook,” “plans,” “potential,” “predicts, “seeks,” “should,” “upcoming,” “will” or the negative version of these words or other comparable words or phrases, but the absence of these words does not mean that a statement is not forward-looking. These forward-looking statements include, among others, statements regarding our strategic priorities; product innovation; improvements and changes in user experience for paid and other users; new plans, products, and features, including plans for Wingman and other AI-driven features; our long-term vision; G4E initiatives; and our annual revenue growth and adjusted EBITDA guidance for 2024. Forward-looking statements, including guidance related to revenue growth and adjusted EBITDA margin, are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are not guarantees of future performance and are subject to risks and uncertainties that may cause actual results to differ materially from our expectations discussed in the forward-looking statements. Many factors could cause actual future events to differ materially from the forward-looking statements in this press release, including but not limited to: (i) our ability to retain existing users and add new users; (ii) the impact of the regulatory environment and complexities with compliance related to such environment, including maintaining compliance with privacy, data protection, and user safety laws and regulations; (iii) our ability to address privacy concerns and protect systems and infrastructure from cyber-attacks and prevent unauthorized data access; (iv) our success in retaining or recruiting directors, officers, key employees, or other key personnel, and our success in managing any changes in such roles; (v) our ability to respond to general economic conditions; (vi) competition in the dating and social networking products and services industry; (vii) our ability to adapt to changes in technology and user preferences in a timely and cost-effective manner; (viii) our ability to successfully adopt generative AI processes and algorithms into our daily operations, including by deploying generative AI and machine learning into our products and services; (ix) our dependence on the integrity of third-party systems and infrastructure; (x) our ability to protect our intellectual property rights from unauthorized use by third parties; (xi) whether the concentration of our stock ownership and voting power limits our stockholders’ ability to influence corporate matters; and (xii) the effects of macroeconomic and geopolitical events on our business, such as health epidemics, pandemics, natural disasters and wars or other regional conflicts. The foregoing list of factors is not exhaustive. Further information on these and additional risks, uncertainties and other factors that could cause actual outcomes and results to differ materially from those included in or contemplated by the forward-looking statements contained in this press release are included in the section titled “Risk Factors’’ included under Part I, Item 1A in our Annual Report on Form 10-K, as amended, for the year ended December 31, 2023, as amended, and updated in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2024. Any forward-looking statement speaks only as of the date on which it is made, and you should not place undue reliance on forward-looking statements. Except as required by law, Grindr assumes no obligation, and does not intend, to update or revise forward-looking statements, whether as a result of new information, future events, or otherwise.

16LETTER TO SHAREHOLDERS Q3 2024 Non-GAAP Financial Measures Grindr uses Adjusted EBITDA, Adjusted EBITDA margin, and free cash flow, which are non-GAAP measures, to understand and evaluate our core operating performance. These non-GAAP financial measures, which may differ from similarly titled measures used by other companies, are presented to enhance investors’ overall understanding of Grindr’s financial performance and should not be considered a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. Adjusted EBITDA adjusts for the impact of items that Grindr does not consider indicative of the operational performance of its business. Grindr defines Adjusted EBITDA as net income (loss) excluding income tax provision; interest expense, net; depreciation and amortization; stock-based compensation expense; transaction-related costs; gain (loss) in fair value of warrant liability; and severance expense, litigation-related costs, and other items, in each case that are unrelated to Grindr’s core ongoing business operations. Adjusted EBITDA Margin is calculated by dividing Adjusted EBITDA for a period by revenue for the same period. Free cash flow is an indicator of liquidity that provides information to our management and investors about the amount of cash generated from operations, after capitalized software, and purchases of property and equipment, that can be used to repay debt obligations and/or for strategic initiatives. Grindr defines free cash flow as net cash provided by (used in) operating activities, less capitalized software, and purchases of property and equipment. Grindr excludes the above items as some are non-cash in nature, and others may not be representative of normal operating results. While Grindr believes that Adjusted EBITDA, Adjusted EBITDA Margin, and free cash flow are useful in evaluating our business, this information should be considered as supplemental in nature and is not meant as a substitute for the related financial information prepared and presented in accordance with GAAP. A reconciliation of (1) net income (loss) and net income (loss) margin to Adjusted EBITDA and Adjusted EBITDA margin, respectively, and (2) net cash provided by (used in) operating activities to free cash flow, in each case for the three and nine months ended September 30, 2024 and 2023 are presented above. We are not able to estimate net income (loss) or net income (loss) margin on a forward-looking basis or reconcile the guidance provided for Adjusted EBITDA margin to net income (loss) margin on a forward-looking basis without unreasonable efforts due to the variability and complexity with respect to the charges excluded from Adjusted EBITDA margin. In particular, the measures and effects of our stock-based compensation related to equity grants and the gain (loss) on changes in fair value of our warrant liability that, in each case, are directly impacted by unpredictable fluctuations in our share price. The variability of the above charges could have a significant and potentially unpredictable impact on our future GAAP financial results.

17LETTER TO SHAREHOLDERS Q3 2024 Key Operating Measures Our key operating measures include Average Paying Users, Average Monthly Active Users (Average MAUs), Average Paying User Penetration, Average Direct Revenue per Average Paying User (ARPPU) , and Average Total Revenue Per User (ARPU). We define our key operating measures and how we calculate them in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Operating and Financial Metrics” included under Part I, Item 2 in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2024. Trademarks This letter may contain trademarks of Grindr. Solely for convenience, trademarks referred to in this letter may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that Grindr will not assert, to the fullest extent under applicable law, its rights to these trademarks. About Grindr With more than 14.5 million monthly active users, Grindr has grown to become the Global Gayborhood in Your PocketTM, on a mission to make a world where the lives of our global community are free, equal, and just. Available in 190 countries and territories, Grindr is often the primary way for our users to connect, express themselves, and discover the world around them. Since 2015 Grindr for Equality has advanced human rights, health, and safety for millions of LGBTQ+ people in partnership with organizations in every region of the world. Grindr has offices in West Hollywood, the Bay Area, Chicago, and New York. The Grindr app is available on the App Store and Google Play.